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                                                                      EXHIBIT 12

                  RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                             (THOUSANDS OF DOLLARS)

                                                                                  THREE
                                                                               MONTHS ENDED            TWELVE MONTHS
                                                                                 MARCH 31,            ENDED MARCH 31,
                                                                              ---------------         ---------------
                                                                                     1999                   1999
                                                                              ---------------         ---------------
Fixed Charges as Defined:

(1)      Interest on Long-Term Debt........................................   $       103,854         $       413,963
(2)      Other Interest....................................................            23,339                  96,747
(3)      Capitalized Interest..............................................               779                   8,170
(4)      Distribution on Trust Securities..................................             9,791                  31,582
(5)      Interest Component of Rentals Charged to Operating Expense........             2,600                  11,085
                                                                              ---------------         ---------------
(6)      Total Fixed Charges...............................................   $       140,363         $       561,547
                                                                              ===============         ===============

Earnings as Defined:

(7)      Income (loss) from Continuing Operations..........................   $      (209,789)        $      (321,156)
(8)      Income Taxes for Continuing Operations............................           (56,543)                (91,251)
(9)      Fixed Charges (line 6)............................................           140,363                 561,547
(10)     Capitalized Interest..............................................              (779)                 (8,170)
                                                                              ---------------         ---------------
(11)     Income from Continuing Operations Before Income Taxes and Fixed
           Charges.........................................................          (126,748)                140,970
                                                                              ===============         ===============

Ratio of Earnings to Fixed Charges (line 11 divided by line 6).............                                      0.25

Preferred Dividends Requirements:

(12)     Preferred Stock Dividends.........................................   $            97         $           390
(13)     Less Tax Deduction for Preferred Dividends........................   $            27         $            54
                                                                              ---------------         ---------------
(14)     Total.............................................................   $            70         $           336

(15)     Ratio of Pre-Tax Income from Continuing Operations to Net Income
           (line 7 plus line 8 divided by line 7)..........................              1.27                    1.28
                                                                              ---------------         ---------------
(16)     Line 14 times line 15.............................................                89                     430
(17)     Add Back Tax Deduction (line 13)..................................                27                      54
                                                                              ---------------         ---------------
(18)     Preferred Dividends Factor........................................               116                     484
                                                                              ===============         ===============

(19)     Total Fixed Charges (line 6)......................................   $       140,363         $       561,547
(20)     Preferred Dividends Factor  (line 18).............................               116                     484
                                                                              ---------------         ---------------
(21)     Total.............................................................           140,479                 562,031
                                                                              ===============         ===============

Ratios of Earnings to Fixed Charges and Preferred Dividends (line 11
  divided by line 21)......................................................                                      0.25
                                                                              ===============         ===============

Earnings for the three months ended March 31, 1999 are inadequate to cover fixed charges; the coverage deficiency is approximately $267 million for the three-month period ended March 31, 1999 and $421 million for the twelve-month period ended March 31, 1999. The deficiency results from the non-cash, unrealized accounting loss recorded for the ACES of $331 million for the three months ended March 31, 1999 and $1,318 million for the twelve months ended March 31, 1999. Excluding ACES, earnings from continuing operations to fixed charges would have been 1.46 and 2.60 for the three months and twelve months ended March 31, 1999.